UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2015

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 9, 2015, RGLD Gold AG (“RGLD”), a wholly owned subsidiary of Royal Gold, Inc. (“RGI”), entered into a Long Term Offtake Agreement (the “Stream Agreement”) with Compañía Minera Teck Carmen de Andacollo (“CMCA”), a 90% owned subsidiary of Teck Resources Limited.

Pursuant to the Stream Agreement, CMCA will deliver to RGLD 100% of payable gold from the Carmen de Andacollo copper-gold mine until 900,000 ounces have been delivered, and 50% thereafter, subject to a fixed payable percentage of 89%. RGLD made a $525 million advance payment in cash to CMCA upon entry into the Stream Agreement, and RGLD will also pay CMCA 15% of the monthly average gold price for the month preceding the delivery date for all gold purchased under the Stream Agreement.

The transaction will encompass CMCA’s presently owned mining concessions on the Carmen de Andacollo mine, as well as any other mining concessions presently owned or acquired by CMCA or any of its affiliates within a 1.5 kilometer area of interest, and certain other mining concessions that CMCA or its affiliates may acquire. The Stream Agreement is effective July 1, 2015, and applies to all final settlements of gold received on or after that date. Deliveries to RGLD will be made monthly, and RGLD expects to begin receiving gold deliveries in its first fiscal quarter of 2016, ending September 30, 2015.

The Stream Agreement contains customary representations and warranties that each party made to the other. The assertions embodied in those representations and warranties were made solely for the purpose of the Stream Agreement, which governs the contractual rights and relationships, and allocates risks, among the parties thereto, and may be subject to important qualifications and limitations agreed to by RGLD and CMCA in connection with negotiating their respective terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from that which may be viewed as material to stockholders. For the foregoing reasons, no person should rely on the representations and warranties made by the parties to the Stream Agreement as statements of factual information at the time they were made or otherwise. The Stream Agreement also contains customary covenants and events of default.

Item 1.02 Termination of a Material Definitive Agreement.

On July 9, 2015, Royal Gold Chile Limitada (“RG Chile”), a wholly owned subsidiary of RGI, entered into a Royalty Termination Agreement (the “Royalty Termination Agreement”) with CMCA. The Royalty Termination Agreement terminated an amended Royalty Agreement originally dated January 12, 2010, which provided RG Chile with a royalty equivalent to 75% of the gold produced from the sulfide portion of the Carmen de Andacollo mine until 910,000 payable ounces have been produced, and 50% of the gold produced thereafter. Approximately 248,000 ounces of payable gold subject to the royalty were produced through March 31, 2015, resulting in approximately 662,000 payable ounces remaining as of that date, before the step down to the 50% royalty rate.

CMCA paid total consideration of $345 million to RG Chile in connection with the Royalty Termination Agreement. The transaction will be taxable to RG Chile, with net proceeds estimated at approximately $300 million. RG Chile will receive payment for the royalty through June 30, 2015, the economic effective date of the termination. In addition to the $345 million termination payment, a post-closing final royalty payment of approximately $9 million is expected in mid-July to finalize all outstanding shipments for which final settlements had not been received as of July 1, 2015.

Also on July 9, 2015, RGI entered into a Master Agreement Termination Agreement (the “Master Agreement Termination Agreement”) with CMCA. The Master Agreement Termination Agreement terminated a Master Agreement, dated April 3, 2009, as amended August 12, 2009, and as amended and restated on January 12, 2010, between RGI and CMCA which governed certain matters in connection with the above mentioned Royalty Agreement. Upon termination of the Royalty Agreement, no commercial reason remained for the Master Agreement to remain in force and the parties therefore agreed to terminate the Master Agreement.

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Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the right and obligation of RGLD to purchase payable gold produced from the Carmen de Andacollo copper-gold mine pursuant to the Stream Agreement is incorporated into this Item 2.01 by reference.

The information set forth in Item 1.02 of this Current Report on Form 8-K with respect to the termination of the royalty held by RG Chile on the Carmen de Andacollo copper-gold mine pursuant to the Royalty Termination Agreement and the related payment from CMCA to RG Chile is incorporated into this Item 2.01 by reference.

Item 7.01 Regulation FD Disclosure.

On July 9, 2015, RGI announced the entry of RGLD into the Stream Agreement. The press release is furnished as Exhibit 99.1 hereto.

On July 9, 2015, RGI announced the entry of RG Chile into the Royalty Termination Agreement. The press release is furnished as Exhibit 99.2 hereto.

The information furnished under this Item 7.01, including the exhibits, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by reference to such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated July 9, 2015 regarding RGLD entry into Stream Agreement.
99.2	Press Release dated July 9, 2015 regarding RG Chile entry into Royalty Termination Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

Dated: July 10, 2015	By:	/s/ Bruce C. Kirchhoff
		Name:	Bruce C. Kirchhoff
		Title:	Vice President, General Counsel and Secretary

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated July 9, 2015 regarding RGLD entry into Stream Agreement.
99.2	Press Release dated July 9, 2015 regarding RG Chile entry into Royalty Termination Agreement.

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